Exhibit 16.1

February 24, 2017

Securities and Exchange Commission
100 F Street NE
Washington, D.C., 20549-7561

Ladies and Gentlemen:

We have read ABCO Energy, Inc.’s statements included on its Form 8-K dated February 24, 2017, and we agree with those statements contained in the six paragraphs under the heading “Previous independent registered public accounting firm”.

We have no basis on which to agree or disagree with the other statements in the Form 8-K.

Sincerely,

Thayer O’Neal Company, LLC